Exhibit 10.38

[American Standard Companies Inc. Letterhead]

5 February 2007

Dale Elliott

305 Weatherford Court

Lake Bluff, IL 60044

Dear Dale,

As you know, we are evaluating strategic alternatives for the Bath & Kitchen business. As a key leader in your business, you have been selected to participate in a B&K Leadership Sale Incentive (LSI) program that is designed to reward your efforts towards a successful completion of the sale of the business. The program provides an opportunity for you to earn a special award in addition to your regular compensation. The major terms and conditions of the LSI are set forth below.

Award Calculation

The LSI award will be tied to the sale of the B&K business. The award will be earned only upon the closing of the sale of the B&K business (the “LSI Trigger Event”). Your LSI target award is set at $250,000. You will be eligible to receive this award if the business is sold at the $1,200,000,000 price established by the Company as the “Target Price.”

If the actual closing sale price (the “Close Price”) is greater than the Target Price, 1% of every $1 above the Target Price will be allocated to a special funding pool. You will be eligible to receive 30% of this pool.

If the Close Price is less than the Target Price, but greater than $900,000,000, you will be eligible to receive a portion of your target award.

If the Close Price is less than $900,000,000, you will not be eligible for an award under the LSI.

LSI Agreement – Elliott

Attached as Exhibit A is a schedule modeling your potential bonus payments at various Close Price points.

In the event that less than the entire Global B&K business is sold, the Management Development & Compensation Committee of the Board of Directors (“the MDC”) will determine whether any award is payable.

Eligibility

You must be actively employed by the company at the time of the LSI Trigger Event in order to receive any award, provided that, if you are involuntarily terminated by the company other than for Cause before the occurrence of the LSI Trigger Event or become disabled and the LSI Trigger Event subsequently occurs, you shall be entitled to a pro rata award equal to the product of (a) the award you would have received had you remained actively employed on the occurrence of the LSI Trigger Event and (b) a fraction, the numerator of which is the number of days elapsed from February 1, 2007 to your termination of employment or your disability and the denominator of which is the number of days elapsed from February 1, 2007 to the occurrence of the LSI Trigger Event. If, before the occurrence of the LSI Trigger Event, you voluntarily terminate your employment or are terminated for Cause, you will not be eligible to receive any award payment.

Cause, as referenced herein, means gross inattention to or neglect of, or gross negligence or incompetence in the performance of, duties properly and reasonably assigned to you; or willful or intentional inflicting of substantial injury upon the Company or any of its subsidiaries; or material waste or misuse of assets of the Company or any of its subsidiaries; or embezzlement, dishonesty, fraud, or other acts of criminal nature; or refusal to follow reasonable directions properly given to you by representatives of the Company or any of its subsidiaries.

General Provisions

The MDC, as LSI administrator, shall have full power and authority to determine any and all questions as to eligibility to participate in the LSI, your right to receive a payment from the LSI, to interpret and carry out the terms of the LSI, and to exercise discretion where necessary or appropriate in the interpretation of the LSI. All decisions by the MDC shall be final, binding and conclusive on all affected parties. The MDC may adopt, amend, suspend, rescind or modify such rules, regulations, policies and practices as it considers desirable for the administration of the LSI. The MDC may delegate responsibility with respect to the administration and operation of the LSI to other employees or a group of employees of the Company.

LSI Agreement – Elliott

If no LSI Trigger Event occurs prior to December 30, 2008, the LSI will terminate and no awards will be earned hereunder, unless the MDC, in its discretion, determines to pay an award in respect of a partial sale of the Global B&K business, as described above.

Award payments will be made in cash, less all required tax withholdings. Award payments will be made through the payroll to ensure tax regulatory compliance. Award payments shall not be considered compensation for purposes of calculating your rights under any employee benefit program.

American Standard maintains an employment-at-will policy, which means that you or the company can terminate your employment with or without cause, at any time and for any reason. There is nothing in this letter that is intended to constitute a contract of employment for a guaranteed period of time.

You agree not to disclose the terms of this letter, that this agreement exists, or that you have received any payments from the Company to anyone except your attorney, your financial advisors, the IRS or other taxing authorities, your immediate family, or as required by law.

Conclusion

Dale, you are an important member of the B&K team. It is important we all work together as a cohesive team to ensure we achieve the best results for the company, our shareholders, and our employees.

Please sign below to indicate your understanding of and agreement with the terms of the B&K Leadership Sale Incentive.

Regards,

Lawrence B. Costello
Senior Vice President, Human Resources

LSI Agreement – Elliott

Dale F. Elliott
Print Name

/s/ Dale F. Elliott
Signature

2-6-2007
Date

LSI Agreement – Elliott

Exhibit A

Bath and Kitchen Leadership Sale Incentive

	Sale Price	Elliott
	$1,800,000,000	$2,050,000
	$1,750,000,000	$1,900,000
	$1,700,000,000	$1,750,000
	$1,650,000,000	$1,600,000
	$1,600,000,000	$1,450,000
	$1,550,000,000	$1,300,000
	$1,500,000,000	$1,150,000
	$1,450,000,000	$1,000,000
	$1,400,000,000	$850,000
	$1,350,000,000	$700,000
	$1,300,000,000	$550,000
	$1,250,000,000	$400,000
Target è	$1,200,000,000	$250,000
	$1,150,000,000	$229,200
	$1,100,000,000	$208,300
	$1,050,000,000	$187,500
	$1,000,000,000	$166,700
	$950,000,000	$145,800
Threshold è	$900,000,000	$125,000
	$850,000,000	$0